Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 29, 2009, with respect to the consolidated financial statements included in the Annual Report of IDT Corporation (a Delaware Corporation) and subsidiaries on Form 10-K for the year ended July 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of IDT Corporation and subsidiaries on Forms S-3 (File Nos. 333-53719, 333-61565, 333-71991, 333-77395, 333-80133, 333-86261, 333-104286, 333-115403 and 333-119190), and on Forms S-8 (File Nos. 333-73167, 333-100424, 333-105865, 333-116266, 333-130287, 333-130288, 333-130562, 333-146718 and 333-154257).

/s/ GRANT THORNTON LLP
New York, New York
October 29, 2009